Exhibit 10.2
2009 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), dated as of May 2, 2013 (the “Date of Grant”), is made by and between National Bank Holdings Corporation, a Delaware corporation (“NBHC”), and [ ] (“Participant”).
WHEREAS, NBHC has adopted the National Bank Holdings Corporation 2009 Equity Incentive Plan (the “Plan”); and
WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) has determined that it would be in the best interests of NBHC and its shareholders to grant Participant a number of shares of NBHC’s Common Stock (the “Shares”) on the terms and subject to the conditions set forth in this Agreement and the Plan.
NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.Grant of Restricted Stock Award.
a.Grant. NBHC hereby grants to Participant an award of Restricted Stock with respect to an aggregate of [ ] restricted Shares (the “Restricted Stock”), on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.
b.Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.
2.Vesting.
a.Time Vesting Restricted Stock. Except as may otherwise be provided herein, based on Participant’s continued employment with NBHC through the applicable dates specified below (the “Service Condition”) (i) one quarter (rounded down to the nearest whole share if applicable) of the Shares of Restricted Stock shall vest on the second anniversary of the Date of Grant, (ii) one quarter (rounded down to the nearest whole share if applicable) of the Shares of Restricted Stock shall vest on the third anniversary of the Date of Grant, (iii) one quarter (rounded down to the nearest whole share if applicable) of the Shares of Restricted Stock shall vest on the fourth anniversary of the Date of Grant and (iv) the remaining Shares of Restricted Stock shall vest on the fifth anniversary of the Date of Grant.
b.Termination of Service. Except as provided in this Section 2(b), in the event that Participant incurs a Termination of Service, unvested Restricted Stock shall be forfeited by Participant without consideration. Notwithstanding the foregoing, in the event that Participant incurs a Termination of Service due to Participant’s death or Disability, any remaining Service Conditions on the unvested Restricted Stock shall be deemed to have been satisfied and the Restricted Stock shall vest.

Single – May 2013

3.Tax Withholding. NBHC shall reasonably determine the amount of any federal, state, local or other income, employment or other taxes that NBHC or any of its subsidiaries may reasonably be obligated to withhold with respect to the grant, vesting or other event with respect to the Restricted Stock. NBHC’s obligation to deliver the Restricted Stock or any certificates evidencing the Restricted Stock (or to make a book entry or other electronic notation indicating ownership of the Shares), or otherwise remove the restrictive notations or legends on such shares or certificates that refer to nontransferability as set forth in Section 4 of this Agreement, is subject to the condition precedent that Participant either pay or provide for the amount of any such withholding obligations in such manner as may be authorized by the Committee or as may otherwise be permitted under Section 13(d) of the Plan. With respect to tax withholding obligations upon the vesting of Restricted Stock, Participant shall satisfy such obligation by surrendering to NBHC a portion of the Shares that are issued or transferred to Participant upon the vesting of the Restricted Stock (but only to the extent of the minimum withholding required by law), and the Shares so surrendered by Participant shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of such surrender (and the amount equal to the Fair Market Value of such Shares shall be remitted to the appropriate tax authorities).
PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT’S SOLE RESPONSIBILITY, AND NOT NBHC’S, TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF PARTICIPANT REQUESTS NBHC OR ITS REPRESENTATIVE TO ASSIST PARTICIPANT IN MAKING THIS FILING.
Participant shall promptly notify NBHC of any election made pursuant to Section 83(b) of the Code.
Participant acknowledges that the tax laws and regulations applicable to the Restricted Stock and the disposition of the Restricted Stock following vesting are complex and subject to change, and it is the sole responsibility of Participant to obtain Participant’s own advice as to the tax treatment of the terms of this Agreement.
4.Issuance of Restricted Stock. The Restricted Stock shall be issued by NBHC and shall be registered in Participant’s name on the stock transfer books of NBHC promptly after the date hereof. Any certificates representing Restricted Stock shall remain in the physical custody of NBHC or its designee at all times prior to, in the case of any particular Share of the Restricted Stock, the date on which such Share vests. Any certificates representing Restricted Stock shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:
Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of the National Bank Holdings Corporation 2009 Equity Incentive Plan and a Restricted Stock Award Agreement, dated as of May 2, 2013, between National Bank Holdings Corporation and [participant’s name]. A copy of such Agreement is on file at the offices of National Bank Holdings Corporation.

Single – May 2013

As soon as practicable following the vesting of any Restricted Stock, NBHC shall ensure that its stock transfer books reflect the vesting. If certificates for the Restricted Stock exist, such certificates for such vested Restricted Stock shall be delivered to Participant or to Participant’s legal representative along with the stock powers relating thereto.
5.Dividend and Voting Rights. After the Date of Grant, Participant shall be the record owner of the Restricted Stock unless and until such Shares are forfeited pursuant to Participant’s Termination of Service or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common shareholder of NBHC, including, without limitation, voting rights and rights to payment of cash or in-kind dividends, if any, with respect to the Restricted Stock; provided that the Restricted Stock shall be subject to the limitations on transfer and encumbrance set forth in this Agreement and the Plan.
6.Transferability. The Restricted Stock may not, at any time prior to becoming vested, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against NBHC, its Subsidiary or Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. The Restricted Stock shall be subject to the restrictions set forth in the Plan and this Agreement.
7.Adjustment. In the event of any event described in Section 13 of the Plan occurring after the Date of Grant, the adjustment provisions as provided for under Section 13 of the Plan shall apply to the Restricted Stock.
8.Change in Control. In the event of a Change in Control of NBHC occurring after the Date of Grant, the provisions set forth in Section 14 of the Plan shall apply to the Restricted Stock.
9.Forfeiture. Participant agrees that, notwithstanding any other provision of any agreement to which he or she is subject with NBHC or NBH Bank, N.A., (collectively, the “Company”), and in addition to and not in contravention of any clawback provision applicable to Participant:
(i)If the Company is required to prepare an accounting restatement due to material noncompliance of the Company as a result of Participant’s misconduct in connection with any financial reporting requirement under the federal securities laws, the Committee may require Participant to forfeit unvested Restricted Stock, and/or to reimburse the Company for all amounts received under this Agreement from the Company during the 12 month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying such financial reporting requirement; and any amounts received with respect to, or profits realized from the vesting of Restricted Stock or the sale of securities of the Company during that 12 month period;
(ii)If the Committee shall determine that Participant has engaged in a serious breach of conduct, the Committee may require Participant to forfeit unvested Restricted Stock, may terminate this Agreement and/or require Participant to repay any amounts realized upon the vesting of Restricted Stock or on the subsequent sale of the shares of common stock that were granted as Restricted Stock or the cancellation of shares relating to Restricted Stock; and

Single – May 2013

(iii)If Participant is found guilty of misconduct by any judicial or administrative authority in connection with any (A) formal investigation by the Securities and Exchange Commission or (B) other federal or state regulatory investigation, the Committee may require Participant to forfeit unvested Restricted Stock and/or may require the repayment of any amounts realized upon the vesting of Restricted Stock or on the subsequent sale of the shares of common stock that were granted as Restricted Stock or the cancellation of shares relating to Restricted Stock without regard to the timing of the determination of misconduct in relation to the timing of the vesting or sale of the award.
10.Miscellaneous.
a.Confidentiality of this Agreement. Participant agrees to keep confidential the terms of this Agreement, unless and until such terms have been disclosed publicly other than through a breach by Participant of this covenant. This provision does not prohibit Participant from providing this information on a confidential and privileged basis to Participant’s attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law.
b.Waiver and Amendment. The Committee may waive any conditions or rights under, or amend any terms of, this Agreement and the Restricted Stock granted thereunder; provided that any such waiver or amendment that would impair the rights of any Participant or any holder or beneficiary of any Restricted Stock theretofore granted shall not to that extent be effective without the consent of Participant. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
c.Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:
if to NBHC to:
National Bank Holdings Corporation
7800 East Orchard Road, Suite 300
Greenwood Village, CO 80111
Facsimile: 617-303-1809
Attention: Mark W. Yonkman
if to Participant: at the address last on the records of NBHC.
All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if by facsimile.

Single – May 2013

d.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
e.No Rights to Service. Nothing contained in this Agreement shall be construed as giving Participant any right to be retained, in any position, as an employee, consultant or director of NBHC or its Affiliates or shall interfere with or restrict in any way the right of NBHC or its Affiliates, which is hereby expressly reserved, to remove, terminate or discharge Participant at any time for any reason whatsoever.
f.Beneficiary. Participant may file with NBHC a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, change or revoke such designation by filing a new designation with NBHC. The last such designation received by NBHC shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by NBHC prior to Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by Participant, the beneficiary shall be deemed to be his spouse or, if Participant is unmarried at the time of death, his estate.
g.Successors. The terms of this Agreement shall be binding upon and inure to the benefit of NBHC, its successors and assigns, and of Participant and the beneficiaries, executors, administrators, heirs and successors of Participant.
h.Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations with respect thereto.
i.Bound by the Plan. By signing this Agreement, Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.
j.Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.
k.Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
l.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Single – May 2013

11.Compliance with Legal Requirements. The grant of the Restricted Stock and any other obligations of NBHC under this Agreement shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Committee, in its sole discretion, may postpone the issuance or delivery of Shares as the Committee may consider appropriate and may require Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Shares in compliance with applicable laws, rules and regulations.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

National Bank Holdings Corporation		National Bank Holdings Corporation

By:	Lisa R. Monteleone	By:	Mark W. Yonkman
Title:	Chief Human Resources Officer	Title:	General Counsel and Secretary

Participant:

Single – May 2013